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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       Shaddock                     Robert                            N
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                      The Cottage, Main Street, Allexton
--------------------------------------------------------------------------------
                                   (Street)

    Leicestershire                  England                          LE15 9AB
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol    BWSI - Blue Wave Systems Inc.
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year                  February 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director     X  Officer                 10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)


                               President and CEO
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ---
         Form filed by More than One Reporting Person
    ---

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common stock          2/2/00       S             20,000          D       $14.3125
------------------------------------------------------------------------------------------------------------------------------------
Common stock          2/25/00      S             12,900          D        18.8125
------------------------------------------------------------------------------------------------------------------------------------
Common stock          2/25/00      S              5,100          D        18.75
------------------------------------------------------------------------------------------------------------------------------------
Common stock          2/25/00      S              2,000          D        19.00            278,073             D
------------------------------------------------------------------------------------------------------------------------------------
Common stock          2/2/00       S             29,900          D        14.50
------------------------------------------------------------------------------------------------------------------------------------
Common stock          2/2/00       S                100          D        14.5625
------------------------------------------------------------------------------------------------------------------------------------
Common stock          2/25/00      S              2,600          D        18.75
------------------------------------------------------------------------------------------------------------------------------------
Common stock          2/28/00      S              7,400          D        18.50            32,001              I      By wife
------------------------------------------------------------------------------------------------------------------------------------
Common stock                                                                               49,019              I      By family
                                                                                                                         trust
------------------------------------------------------------------------------------------------------------------------------------
Common stock                                                                               49,019              I      By family
                                                                                                                         trust
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

(ISO) Stock Options                   $0.39
-----------------------------------------------------------------------------------------------------------------------------
(NQO) Stock Options                    2.625
-----------------------------------------------------------------------------------------------------------------------------
(NQO) Stock Options                    4.00
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-                 Amount or                   at End           Owned at      (Instr.
                               Exer-    tion         Title      Number of                   of               End of        4)
                               cisable  Date                    Shares                      Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

(ISO) Stock Options           4/27/98   1/31/03   Common stock   87,534                    87,534               D
------------------------------------------------------------------------------------------------------------------------------------
(NQO) Stock Options           (1)       9/22/08   Common stock   25,000                    25,000               D
------------------------------------------------------------------------------------------------------------------------------------
(NQO) Stock Options           (2)      11/16/09   Common stock   30,000                    30,000               D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
 (1) Option is exercisable in four equal installments of 6,250 each beginning 9/22/99 through 9/22/02.
 (2) Option is exercisable in four equal installments of 7,500 each beginning 12/01/00 through 12/01/03.

          /s/ ROBERT N. SHADDOCK                3/10/00
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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